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                                                                       EXHIBIT 5



                                August 16, 2001

Board of Directors
Alabama Gas Corporation
605 Richard Arrington Jr. Blvd. North
Birmingham, Alabama  35203-2707


Ladies and Gentlemen:

     In our capacity as counsel for Alabama Gas Corporation, an Alabama corporation (the "Company"), we have examined the Registration Statement on Form S-3 (the "Registration Statement"), in form as proposed to be filed by the Company with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, relating to the registration by the Company of $75,000,000.00 in aggregate principal amount of debt securities (the "Debt Securities"), to be issued under an indenture between the Company and The Bank of New York (as successor to NationsBank of Georgia, National Association), as Trustee (the "Indenture"). In this connection, we have examined such records, documents and proceedings as we have deemed relevant and necessary as a basis for the opinions expressed herein.

     Based upon the foregoing, we are of the opinion that the Debt Securities to be sold by the Company, to the extent actually issued pursuant to the Indenture and the prospectus related to the offering, will have been duly authorized and issued and will constitute legal, valid and binding obligations of the Company in accordance with their terms and the terms of the Indenture.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the above-referenced Registration Statement. In addition, we hereby consent to the inclusion of the statements made in reference to this firm under the heading "Legal Matters" in the prospectus, which is a part of the Registration Statement.


                                       Very truly yours,

                                       /s/ BRADLEY ARANT ROSE & WHITE LLP